Exhibit 10.28

May 23, 2008

Tracy Wright

4421 240th Pl SE

Bothell WA, 98021

Dear Tracy:

In recognition of your achievements and dedication in helping build our business, I am very pleased to promote you to Vice President, Chief Finance Officer effective May 29, 2008, reporting to me.

As Vice President, Chief Finance Officer, your new salary will be $200,000. In addition, you will be eligible to receive an annual target bonus of 35% of your annual salary, based on both company and individual performance. Depending on the level of company and individual performance, you may receive between 0% and 125% of this target amount. Your bonus compensation for subsequent years will be determined by the Board of Directors and the CEO. Your compensation package will be reviewed annually.

Please note that your employment continues to be at-will employment, which means that you have the right to terminate your employment at any time with or without cause, and the Company reserves for itself the same right.

Congratulations, I look forward to a continued successful working relationship. Kindly indicate your consent to the terms of this offer letter by signing and returning a copy to Human Resources by May 30, 2008

Sincerely,

/s/

Dawn Lepore
President, CEO and Chairman

Agreed and accepted:	/s/	Date:	6/30/08
Tracy Wright